DESTRA INVESTMENT TRUST
Amended and Restated Establishment and Designation of Classes of Shares
(Effective as of August 10, 2015)

WHEREAS, pursuant to Section 4.9 of the Declaration of Trust dated May 25, 2010 (the “Declaration”), of Destra Investment Trust, a Massachusetts business trust (the “Trust”), the initial Trustee of the Trust divided each Series of the Trust then established into four classes of Shares, Class A, Class C, Class P and Class I Shares (each, a “Class” and collectively, the “Classes”) effective as of May 25, 2010;

WHEREAS, subsequent to that date, the Trustees authorized each additional Series of the Trust, when established,  to be divided into Class A Shares, Class C Shares, Class P Shares and Class I Shares;

WHEREAS, at a meeting held on August 10, 2015, the Trustees of the Trust authorized the amendment and restatement of the Designation in order to incorporate the foregoing and the filing of such amended and restated Designation with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of  Boston;

NOW THEREFORE, the Designation is amended and restated in its entirety, as follows:

Each Series of the Trust, whether heretofore established, or established in the future, shall be divided into the following Classes with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

CLASS A SHARES
CLASS C SHARES
CLASS P SHARES
CLASS I  SHARES

1.           Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.           The number of authorized Shares of each Class is unlimited.

3.           All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”).  The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4.           With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

5.           The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6.           The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7.           Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 10th day of August, 2015.

/s/ Justin Pfaff________________________
Justin Pfaff
Secretary